Exhibit 99.1

Egalet Announces Closing of $30 million Public Equity Offering

Wayne, Pa. — July 11, 2017 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative treatments for pain and other conditions, today announced the closing of its previously announced underwritten public offering of 16,666,667 shares of its common stock and accompanying warrants to purchase up to 16,666,667 shares, at a combined public offering price of $1.80 per share and accompanying warrant.  The aggregate gross proceeds to Egalet from this offering are expected to be approximately $30.0 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Egalet.

Egalet anticipates using the net proceeds from the offering, together with its existing cash, cash equivalents and marketable securities available for sale, to support its commercial sales and marketing efforts with respect to ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, SPRIX® (ketorolac tromethamine) Nasal Spray and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and for general corporate purposes, including potential business development opportunities.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering.

The securities described above are being offered by the Company pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on February 11, 2016.  A prospectus supplement and the accompanying prospectus relating to the securities being offered were filed with the SEC on July 7, 2017 and are available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus may also be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by telephone at 212-829-7122, or by e-mail at prospectus@cantor.com.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet is developing a pipeline of clinical-stage, product candidates including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the use of proceeds of this offering; the success of Egalet’s clinical trials; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among healthcare providers to Egalet’s products; the success of products that compete with Egalet’s that are or become available; general market conditions; and other risk factors set forth in Egalet’s filings with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 484-259-7370